Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Income Fund (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street,
Fort Lauderdale, Florida, on February 28, 2014. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2014. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Edith E. Holiday, Rupert H. Johnson,
Jr., J. Michael Luttig and Constantine D. Tseretopoulos * and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of five Trustees:




       	                      % of        % of             % of   % of Shares
                            outstanding Shares         outstanding Present and
Term Expiring 2016	For    Shares	Voted  Withheld  Shares     Voting
Rupert H.Johnson,Jr 41,851,800 87.26%	97.39% 1,120,359  2.34%     2.61%


       	                     % of        % of             % of     % of Shares
                            outstanding Shares         outstanding Present and
Term Expiring 2017	For   Shares	Voted  Withheld  Shares   Voting
Harris J. Ashton  41,814,641   87.19%	97.31% 1,157,518  2.41%   2.69%
Edith E. Holiday  41,850,675   87.26%	97.39% 1,121,484  2.34%   2.61%
J.Michael Luttig  42,015,235   87.60%	97.77%   956,925  2.00%   2.23%
Constantine D.
Tseretopoulos     41,945,656   87.46%	97.61% 1,026,503  2.14%   2.39%

*Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson, David W.
Niemiec, Frank A. Olson, Larry D. Thompson, and Robert E. Wade


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2014.
	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For	        42,351,128	      88.31%	                 98.56%
Against		   302,733	       0.63%			  0.70%
Abstain		   318,299	       0.66%		          0.74%
Total	        42,972,160	      89.60%			100.00%